Exhibit (r)(2)

SPHINX INVESTMENTS LLC

Code of Ethics

This Code of Ethics (this “Code”) has been adopted by Sphinx Investments LLC (the “Adviser”) in compliance with Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”). All personal securities transactions should be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust or responsibility.

The Adviser and Sphinx Opportunity Fund II (the “Sphinx Fund”), are committed to compliance with all applicable laws. All employees of the Adviser are expected to maintain high ethical standards of conduct and to comply fully with applicable laws. In this regard, all employees of the Adviser are required to adhere to applicable rules, codes and guidelines that the Adviser or the Sphinx Fund may adopt from time to time, including, without limitation, employees of the Adviser complying, as applicable, with the Code of Ethics of Sphinx Opportunity Fund II (the “General Code of Ethics”). In addition, the Sphinx Fund has adopted a Sarbanes-Oxley Code of Ethics for the Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer (the “Financial Code of Ethics”), and the “Senior Financial Officers” of the Sphinx Fund identified in the Financial Code of Ethics are required to adhere to it. To the fullest extent possible, the General Code of Ethics, the Financial Code of Ethics and this Code should be read to supplement one another. If there is a conflict between this Code and the General Code of Ethics or the Financial Code of Ethics, then with respect to transactions and activities related to the Sphinx Fund the General Code of Ethics and the Financial Code of Ethics (with the Financial Code of Ethics taking priority), as the case may be, will control.

I.	DEFINITIONS

As used in this Code, the following terms have the following meanings:

A.
“Access Person” means any Supervised Person (1) who has access to nonpublic information regarding any Managed Account’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund or (2) who is involved in making securities recommendations to Managed Accounts, or who has access to such recommendations that are nonpublic or any Advisory Person. All of the Adviser’s directors and officers are presumed to be Access Persons regardless of whether they are Advisory Persons, and shall be treated as Access Persons for purposes of this Code unless the Board of Directors of the Adviser determines in writing that any such director or officer is not an Access Person because such person (1) does not have access to nonpublic information regarding any Managed Account’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund and (2) is not involved in making securities recommendations to Managed Accounts, and does not have access to such recommendations that are nonpublic.

B.
“Advisory Person” means: (1) any director, officer or employee of the Adviser or of any company in a control relationship to the Adviser, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Sphinx Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (2) any natural person in a control relationship to the Adviser who obtains information concerning recommendations made to the Sphinx Fund with regard to the purchase or sale of Covered Securities by such fund. Advisory Person also includes: (a) any other employee designated by the Chief Compliance Officer as an Advisory Person under this Code; and (b) any consultant, temporary employee, intern or independent contractor (or similar person) engaged by the Sphinx Fund or the Adviser designated as such by the Chief Compliance Officer as a result of such person’s access to information about the purchase or sale of Covered Securities by the Sphinx Fund.

C.
“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

D.
A security is “being considered for purchase or sale” when a recommendation to purchase or sell the security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

E.
“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”) in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Securities Exchange Act and the rules and regulations thereunder.

F.	“Control” has the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act.

G.	“Covered Security” means a security as defined in Section 2(a)(36) of the Investment Company Act, except that it does not include:

(1)	Direct obligations of the Government of the United States;

(2)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

(3)
Shares issued by open-end registered investment companies (provided that shares of exchange traded funds (“ETFs”) purchased or sold in the secondary market are Covered Securities for purposes of this Code).

H.
“Federal Securities Laws” means the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act, the Sarbanes-Oxley Act of 2002, the Investment Company Act, the Advisers Act, Title V of the Gramm-Leach- Bliley Act, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of Treasury.

I.
“Independent Trustee” means a trustee of the Sphinx Fund who is not an “interested person” of the funds within the meaning of Section 2(a)(19) of the Investment Company Act and the rules and regulations thereunder.

J.
“Initial Public Offering” means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act.

K.
“Investment Personnel” means: (1) any employee of the Adviser or of any company in a control relationship to the Adviser who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Sphinx Fund; and (2) any natural person who controls the Adviser and who obtains information concerning recommendations made to the Sphinx Fund regarding the purchase or sale of securities by such fund.

L.
A “Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.

M.	“Managed Accounts” include the Sphinx Fund and any other client account for which the Adviser provides investment management services.
N.	“Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security.

O.
“Reportable Fund” means the Sphinx Fund and any other investment company registered under the Investment Company Act for which the Adviser serves as an investment adviser as defined in Section 2(a)(20) of the Investment Company Act or any investment company registered under the Investment Company Act whose investment adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser.

P.	“Reportable Security” means a security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include:

(1)	Direct obligations of the Government of the United States;

             (2)            Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(3)     Shares issued by money market funds;

(4)	Shares issued by open-end registered investment companies other than Reportable Funds; and

(5)	Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are Reportable Funds.

A.
“Supervised Person” means any officer, director (or other person occupying a similar status or performing similar functions), or employee of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser.

II.	APPROVAL OF CODE OF ETHICS AND RECORDS

A.
The Board of Trustees of the Sphinx Fund, including a majority of the Independent Trustees, shall approve this Code and any material changes thereto within six months of such change. Prior to approving this Code and any material changes thereto, the Board of Trustees of the Sphinx Fund must determine that this Code contains provisions reasonably necessary to prevent Access Persons from violating Rule 17j-1(b) of the Investment Company Act and shall receive a certification from the Adviser that it has adopted such procedures as are reasonably necessary to prevent Access Persons of the Adviser from violating this Code.

B.	No less frequently than annually, the Chief Compliance Officer of the Adviser shall furnish a report to the Board of Trustees of the Sphinx Fund:

(1)
Describing any issues arising under this Code since the last report to the Board of Trustees, including, but not limited to, information about material violations of this Code or procedures and sanctions imposed in response to such material violations. Such report shall also include a list of Access Persons under this Code and copies of the reports required by Section IV.B. and Section V.

(2)	Certifying that the Adviser has adopted such procedures as are reasonably necessary to prevent Access Persons from violating this Code.

C.
The Adviser’s Chief Compliance Officer or his or her designee shall maintain on behalf of the Adviser, in accordance with, and pursuant to, Rule 204-2 of the Advisers Act, the following: (1) this Code; (2) the reports required by Section II.B.; (3) the written acknowledgments required by Section VII.C.; (4) a record of any violation of this Code, and of any action taken as a result of the violation; (5) a record of the names of the Access Persons; and (6) the reports required by Section IV.B.

III.	EXEMPTED TRANSACTIONS

The prohibitions of Section IV.C of this Code shall not apply to ETFs. The prohibitions of Section IV of this Code shall not apply to (exceptions other than those listed below may be made as authorized by the Chief Compliance Officer or designee based on reasonable review and supervision of the process, which exceptions will be documented):

A.	Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

B.	Purchases or sales which are non-volitional on the part of either the Access Person or Managed Accounts.

C.	Purchases which are part of an automatic dividend reinvestment plan.

D.
Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

E.
Purchases or sales effected in a Managed Account in which an Access Person has a beneficial interest, where the Adviser is the contractual investment adviser, or in any account in which the Adviser has a proprietary interest and is the contractual investment adviser.

IV.	PROHIBITED ACTIVITIES

A.
Except in a transaction exempted by Section III of this Code, no Access Person shall purchase or sell, directly or indirectly, any Reportable Security or Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his or her actual knowledge at the time of such purchase or sale is being considered for purchase or sale by Managed Accounts or is being purchased or sold by Managed Accounts. Before an Access Person so purchases or sells a Reportable Security or Covered Security, he or she shall obtain confirmation from the Adviser’s Chief Compliance Officer (or his or her designee) that to his or her knowledge the proposed purchase or sale would not violate this Section IV.A. The Adviser’s Chief Compliance Officer (or his or her designee) shall review all Managed Accounts to determine whether the Reportable Security or Covered Security is being considered for purchase or sale currently, or in the next five business days, or is currently being, or has been in the preceding three business days, purchased or sold for any Managed Accounts. The Access Person (1) shall delay so purchasing or selling a Reportable Security or Covered Security until such time as he or she has been informed by the Adviser’s Chief Compliance Officer (or his or her designee) that the proposed purchase or sale would not violate this Section IV.A.; and (2) must complete any such purchase or sale no later than the close of the business day following the day the Access Person was so informed.

Before an Access Person purchases or redeems shares of a Reportable Fund, he or she (1) shall report such proposed purchase or redemption to the Adviser’s Chief Compliance Officer (or his or her designee); (2) shall delay so purchasing or redeeming shares of the Reportable Fund until the Access Person has received permission from the Adviser’s Chief Compliance Officer (or his or her designee) to effect such purchase or redemption; and (3) must complete any such purchase or redemption no later than the close of the business day following the day the Access Person received permission. The Adviser’s Chief Compliance Officer (or his or her designee) shall not grant permission for purchases of shares of a Reportable Fund if the Access Person had redeemed shares of the applicable fund within the preceding 90 calendar days, and shall not grant permission for redemptions of shares of the Reportable Fund if the Access Person had purchased shares of the applicable fund within the preceding 90 calendar days. Additionally the Adviser’s Chief Compliance Officer (or his or her designee) shall not grant permission for purchases or redemptions of shares of a Reportable Fund which the Adviser determines, in its sole discretion, to be detrimental to the applicable fund because of the timing of the proposed purchase or redemption.

B.
Except in a transaction exempted by Section III of this Code (other than with respect to III.B.), Investment Personnel, including all Access Persons (other than the Adviser’s Chief Compliance Officer) must obtain approval from the Adviser’s Chief Compliance Officer (or his or her designee) before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering. The Adviser’s Chief Compliance Officer must obtain approval from the Adviser’s President before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering. Prior approval shall not be given if the Adviser’s President or the Adviser’s Chief Compliance Officer (or his or her designee), as applicable, believe(s) that the investment opportunity should be reserved for Managed Accounts or is being offered to the individual by reason of his or her position with the Adviser. The Adviser’s Chief Compliance Officer (or his or her designee) shall prepare a report of each Initial Public Offering or Limited Offering approved, which report shall identify (1) the individual acquiring the security; (2) the security being acquired; (3) the nature of the acquisition transaction; (4) the basis for determining that the investment opportunity should not be reserved for Managed Accounts; and (5) the basis for determining the investment opportunity is not being offered to the individual by reason of his or her position with the Adviser.

C.
Other than as provided below, each Access Person must receive pre-clearance, from the Adviser’s Chief Compliance Officer (or his or her designee), on all transactions that the Access Person effects in the Access Person’s accounts. This includes equity issues as well as any purchases/sales of Reportable Funds. Pre-clearance is not required for any Automatic Investment Plan, whether they involve systematic withdrawals or automatic investment, and is not required for the purchase or sale of securities of issuers with a market capitalization of $5 billion or more at the time of the purchase or sale.

D.
Investment Personnel shall not, without the prior approval of the Chief Compliance Officer of the Sphinx Fund or the Adviser, receive any gift or participate in any entertainment event of more than de minimis value from or with any person or entity that does or is seeking to do business with or on behalf of the Sphinx Fund or the Adviser. The annual receipt of gifts from the same source valued at $100 or less shall be considered de minimis, while the annual receipt of entertainment from the same source valued at $1,000 or less shall be considered de minimis. Additionally, the receipt of an occasional dinner, a ticket to a sporting event or the theater or comparable entertainment event also shall be considered to be of de minimis value.

E.
Investment Personnel and Advisory Persons shall not serve on the board of directors of publicly traded companies absent prior authorization of the Board of Trustees of the Sphinx Fund. The Board of Trustees of the Sphinx Fund may so authorize such board service only if it determines that such board service is consistent with the interests of the Fund and its shareholders.

V.	REPORTING AND COMPLIANCE PROCEDURES

A.
Except as provided in Section V.B. of this Code, every Access Person shall report the information described in Section V.C., Section V.D. and Section V.E. of this Code. All reports shall be filed with the Adviser’s Chief Compliance Officer and must be filed timely.

B.	1. An Access Person need not make any report with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control.

2.	An Access Person need not make a transaction report with respect to transactions effected pursuant to an Automatic Investment Plan;

3.
An Access Person need not make a transaction report if the report would duplicate information contained in broker trade confirmations or account statements that the Adviser holds in its records so long as the Adviser receives the confirmations or statements no later than 30 calendar days after the end of the applicable calendar quarter.

C.
Every Access Person shall, no later than 10 calendar days after the person becomes an Access Person, file an initial holdings report containing the following information (all of which information must be current as of a date no more than 45 calendar days prior to the date the person becomes an Access Person):

(1)
The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security or Covered Security in which the Access Person has any direct or indirect beneficial ownership;

(2)	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

(3)	The date that the report is submitted by the Access Person.

D.
Every Access Person shall, no later than 30 calendar days after the end of a calendar quarter, file a transaction report, which report must cover, at a minimum, all transactions during the quarter. Each transaction report must contain, at a minimum, the following information:

(1)	About each transaction involving a Reportable Security or Covered Security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

(a)
The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares, and the principal amount of each Reportable Security and Covered Security involved;

(b)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c)	The price of the security at which the transaction was effected;

(d)	The name of the broker, dealer or bank with or through whom the transaction was effected; and

(e)	The date that the report is submitted by the Access Person.

(2)	With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

(a)	The name of the broker, dealer or bank with whom the Access Person established the account;

(b)	The date the account was established; and

(c)	The date that the report is submitted by the Access Person.

E.
Every Access Person shall, no later than February 15 each year, file an annual holdings report containing the following information as of a date no more than 45 calendar days before the report is submitted:

(1)
The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect beneficial ownership;

(2)	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

(3)	The date that the report is submitted by the Access Person.

F.
Any report filed pursuant to Section V.C., Section V.D. or Section V.E. of this Code may contain a statement that the report shall not be construed as anadmission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

G.
The Adviser’s Chief Compliance Officer (or his or her designee) shall review all reports filed pursuant to Section V.C., Section V.D. or Section V.E. of this Code. The Adviser’s Chief Compliance Officer (or his or her designee) will review all transaction reports as compared to the supporting documents to ensure compliance with the Code, and will date and initial all reports as evidence that the review has been performed and that there were no violations of the provisions of the Code. The Adviser’s Chief Compliance Officer (or his or her designee) shall identify all Access Persons who are required to file reports pursuant to this Section V of this Code and must inform such Access Persons of their reporting obligation.

H.	Compliance with this Code does not relieve Access Persons of their obligations under any other code of ethics.

VI.	SELECTIVE DISCLOSURE POLICY

The Adviser will release portfolio holdings detail only as follows to ensure fair and equitable treatment of all Managed Accounts and fund shareholders:
A.
A Reportable Fund is required by the Securities and Exchange Commission to file its complete portfolio holdings schedule with the Securities and Exchange Commission on a quarterly basis. This schedule is filed with a Reportable Fund’s annual and semi-annual reports on Form N-CSR for the second and fourth fiscal quarters and on Form N-Q for the first and third quarters. The portfolio holdings information provided in these reports is as of the end of the quarter in question. Form N-CSR must be filed with the Securities and Exchange Commission no later than ten (10) calendar days after a Reportable Fund transmits its annual or semi- annual report to its shareholders. Form N-Q must be filed with the Securities and Exchange Commission no later than sixty (60) calendar days after the end of the applicable quarter.

B.
Service providers that have contracted to provide services to the Sphinx Fund, including, for example, the custodian, the accountant and the administrator, and that require portfolio holdings information in order to perform those services may receive fund holdings information prior to and more frequently than the public disclosure of such information (“non-standard disclosure”). Non-standard disclosure of portfolio holdings information may also be provided to entities that provide a service to the Adviser, provided that the service is related to the investment advisory services that the Adviser provides to the Sphinx Fund, as applicable, and to a third-party when the applicable fund has a legitimate business purpose for doing so. Specifically, the disclosure of the portfolio holdings of the Sphinx Fund may include disclosure:

●	to the funds’ auditors for use in providing audit opinions;
●	to financial printers for the purpose of preparing fund regulatory filings;

●	for the purpose of due diligence regarding a merger or acquisition;
●	to a new adviser or sub-adviser prior to the commencement of its management of the applicable fund;
●	to rating agencies for use in developing a rating for the funds;
●	to service providers, such as proxy voting services providers and portfolio- management database providers in connection with their providing services benefiting the funds; and
●	for purposes of effecting in-kind redemptions of securities to facilitate orderly redemption of portfolio assets and minimal impact on remaining fund shareholders.

All non-standard disclosure shall be made in accordance with the Portfolio Holdings Disclosure Policies and Procedures of the Sphinx Fund, as applicable.

C.	There are no restrictions on providing a Managed Account portfolio holdings directly to that Managed Account or any entity authorized by that Managed Account.

VII.	STANDARDS OF BUSINESS CONDUCT AND RELATED MATTERS

A.
All Supervised Persons must act in an honest and ethical manner and comply with all applicable laws, rules and regulations of federal, state and local governments, including all Federal Securities Laws. Consistent with their fiduciary responsibilities to the Managed Accounts, all Supervised Persons must place the interests of the Managed Accounts before their own personal interests, and all Supervised Persons are prohibited from taking personal advantage of any opportunity properly belonging to the Adviser or the Reportable Funds.

B.	All Supervised Persons must report any violations of this Code promptly to the Adviser’s Chief Compliance Officer.

C.
The Adviser’s Chief Compliance Officer must provide each Supervised Person with a copy of this Code and any amendments and receive from each Supervised Person an acknowledgement of receipt of this Code, in the form attached hereto as Appendix A.

D.	No affiliated person of the Adviser shall, directly or indirectly in connection with the purchase or sale of a security held or to be acquired by a Reportable Fund:

(1)	Employ any device, scheme or artifice to defraud the Reportable Fund;

(2)
Make to the Reportable Fund or to the Adviser or the Reportable Fund’s distributor any untrue statement of a material fact or omit to state to any of the foregoing a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(3)     Engage in any act, practice, or course of business that operates or would operate as a fraud or deceit upon the Reportable Fund; or

         (4)   Engage in any manipulative practice with respect to the Reportable Fund.

VIII.	INSIDER TRADING POLICY

A.
Federal law prohibits the purchase or sale of a security (including stock or other publicly-traded options and other convertible securities) at a time when the person trading in that security possesses material nonpublic information concerning the issuer of the security, or the market for the security, which has not yet become a matter of general public knowledge. Communication of material nonpublic information to another person, under circumstances where improper trading can be anticipated (“tipping”), is also prohibited.

B.
“Material nonpublic information” includes information that is not available to the public at large which could affect the market price of the security and to which a reasonable investor would attach importance in deciding whether to buy, sell, or retain the security. Either positive or negative information may be material. Some common examples of information that may be material are as follows:

●	Projections of future earnings or losses or other earnings guidance.
●	Earnings that are inconsistent with the expectations of the investment community.
●	A pending or proposed merger or acquisition, or tender offer or exchange offer, or an acquisition or disposition of significant assets.
●	A change in management.
●
Major events regarding a company or its securities, including the declaration of a stock split, the offering of additional securities, changes in dividend policies, significant new products or discoveries, substantial changes in accounting policies, calls, redemptions or repurchases.

●	Severe financial liquidity problems, including bankruptcy or insolvency.
●	Actual or threatened major litigation, or the resolution of such litigation.
●	New major contracts, orders, suppliers, customers or finance sources, of the loss of any of them.
●	News or information regarding a business opportunity that the company is considering.
If in doubt concerning the materiality of particular information, the information should be considered material, and trading should be avoided.
C.
 Nonpublic information is information that is not generally known or available to the public. One common misconception is that material information loses its nonpublic status as soon as a press release is issued disclosing the information. In fact, information is considered to be available to the public only when it has been released broadly to the marketplace, such as by a press release to a national business and financial wire service (such as Dow Jones or Reuters) or SEC filing or reference to such information in publications of general circulation such as The Wall Street Journal or the New York Times, AND the investing public has had time to absorb and evaluate the information fully.

D.
Although the Adviser is not a public company, it may have access on occasion to material nonpublic information relating to public companies held in client accounts or through our communications with other investment professionals.  Material nonpublic information can relate to investments in clients’ accounts or any publicly traded security. Material nonpublic information may also consist of information about substantial buy and sell decisions for accounts managed by the Adviser. For example, if you know that the Adviser is directing the sale of a significant block of stock for one or more of the Adviser’s client accounts, you have material nonpublic information as to that stock and should not trade until after the Adviser’s selling has been concluded. Restrictions on purchases and sales of securities held or considered for purchase by the Adviser’s client accounts are already the subject of our Code of Ethics. It is of critical importance that you familiarize yourself with those policies and comply with them at all times.

E.
The Sphinx Fund and the Adviser prohibit their directors, officers and employees from trading, either personally or on behalf of the Funds, on material non-public information or communicating material non-public information to others in violation of the law. In addition, communication of inside information (“tipping”) to a third party, where improper trading can be anticipated, is also strictly prohibited.

F
In addition to applying to the directors, trustees, officers and employees of the Sphinx Fund and the Adviser, this policy also applies to their respective spouses, children, relatives sharing a home with them and certain trusts, partnerships and corporations affiliated with them.

G
Insider trading laws are continuously changing. In the event an individual has any hesitation about whether or not something may be considered insider trading, such individual should immediately discuss the matter with the Chief Compliance Officer of the Sphinx Fund or the Adviser. Seeking guidance if there is even the slightest hesitation is likely to prevent disciplinary action or complex legal problems.

IX.	SANCTIONS

Upon discovering a violation of this Code, the Board of Directors of the Adviser may impose such sanctions as it deems appropriate.

Adopted September 30, 2024

APPENDIX A

I.	ACKNOWLEDGMENT OF RECEIPT OF CODE

I acknowledge that I have received:

the Code of Ethics (the “Code”) of Sphinx Investments LLC (the “Adviser”), as amended and restated to date.

I represent that:

1.	I have read the Code or the amendment to the Code, as applicable, and understand it.

2.	I understand that the Adviser may impose sanctions, up to and including termination of employment, for violation by me of the Code.

3.	I will comply with the Code in all respects, including reporting to the Chief Compliance Officer violations of the Code of which I become aware.

Employee Signature:

Dated: